Exhibit 99.1

River Valley Bancorp Announces Quarterly Dividend

For Immediate Release
Tuesday, June 20, 2006

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
(812) 273-4949

Madison, Indiana-River Valley Bancorp ( NASDAQ Small Cap Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today that it has declared a cash dividend of $0.195 per share of its Common Stock for the quarter ending June 30, 2006. The annualized rate of the dividend reflects $0.78 per share.

The dividend record date will be as of June 30, 2006 and will be payable on July 14, 2006. This dividend represents the thirty-sixth consecutive dividend paid by the Corporation.

River Valley Bancorp/River Valley Financial Bank is based in Madison, Indiana and has seven locations in the Madison, Hanover, Charlestown, and Sellersburg, Indiana area. An eighth office is located in Carrollton, KY.